EXHIBIT 4.16

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated September 22, 2004, by and among NATIONAL COMMERCE FINANCIAL CORPORATION, a Tennessee corporation (the “Company”), SUNTRUST BANKS, INC., a Georgia corporation (“SunTrust”) and THE BANK OF NEW YORK, a New York banking corporation, as trustee (hereinafter called the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee are parties to a Junior Subordinated Indenture, dated as of December 14, 2001 (the “Indenture”), pursuant to which the Company has issued $206,185,575 in aggregate principal amount of 7.70% junior subordinated deferrable interest debentures due 2031 (the “Subordinated Debentures”), in order to evidence a loan made to the Company of the proceeds from the issuance by National Commerce Capital Trust II, a Delaware statutory business trust (the “Trust”), of an aggregate of 8,000,000 of 7.70% trust preferred securities (the “Preferred Securities”), representing preferred undivided beneficial interests in the assets of the Trust;

WHEREAS, Section 9.01 of the Indenture provides that, without the consent of any Holders (as defined in the Indenture), the Company and the Trustee may supplement the Indenture to evidence the succession of another corporation to the Company and the assumption by the successor corporation of the covenants of the Company contained in the Indenture and in the Subordinated Debentures;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated May 7, 2004, by and between SunTrust and the Company (the “Merger Agreement”), the Company will merge with and into SunTrust (the “Merger”) and SunTrust will be the surviving entity;

WHEREAS, in connection with the Merger, at the effective time of the Merger, SunTrust will assume all of the Company’s obligations in connection with the Subordinated Debentures and the Indenture;

WHEREAS, the Company is delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel meeting the requirements of Sections 8.01 and 9.03 of the Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement, in accordance with the terms of the Indenture, have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, SunTrust and the Trustee mutually covenant and agree as follows:

ARTICLE 1

ASSUMPTION OF OBLIGATIONS

Effective as of the Effective Time (as defined in the Merger Agreement) of the Merger, pursuant to Section 8.01 of the Indenture, SunTrust, as the successor to the Company under the terms of the Merger Agreement, hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest (including any Additional Interest) on all of the Securities and the performance of every covenant of the Indenture on the part of the Company to be performed or observed.

ARTICLE 2

MISCELLANEOUS

Section 2.01 Instruments To Be Read Together; Confirmation. This First Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this First Supplemental Indenture shall be read together. The Indenture as supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

Section 2.02 Definitions. Capitalized terms used in this First Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Indenture.

Section 2.03 Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.04 Headings. The Section headings are for convenience only and shall not affect the construction hereof.

Section 2.05 Effectiveness. This First Supplemental Indenture shall become effective and operative immediately, without any further action required by the parties hereto, with the effect that the Indenture shall be, for all purposes, supplemented by this First Supplemental Indenture upon consummation of the Merger notwithstanding the earlier dated execution and delivery of this First Supplemental Indenture; provided that, if such Merger does not occur on or before October 31, 2004, this First Supplemental Indenture shall terminate and be void and of no effect.

Section 2.06 The Trustee. The Trustee shall not be responsible in any manner whatsoever for, or in respect of, the validity or sufficiency of this First Supplemental Indenture or for, or in respect of, the recitals contained herein, all of which recitals are made solely by the Company.

Section 2.07 GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

NATIONAL COMMERCE FINANCIAL CORPORATION

By:	/s/ William R. Reed, Jr.
Name:	William R. Reed, Jr.
Title:	President and Chief Executive Officer

SUNTRUST BANKS, INC.

By:	/s/ Raymond D. Fortin
Name:	Raymond D. Fortin
Title:	Senior Vice President and General Counsel

THE BANK OF NEW YORK, as Trustee

By:	/s/ Ming Ryan
Name:	Ming Ryan
Title:	Vice President

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